Exhibit 10.24

OFFICER INDEMNIFICATION AGREEMENT

This Officer Indemnification Agreement (this "Agreement"), dated as of this       day of               , 201     is made by and between Haynes International, Inc., a Delaware corporation (the "Company"), and                           ("Indemnitee").

RECITALS:

WHEREAS, officers of a corporation act as fiduciaries of the corporation and its stockholders;

WHEREAS, it is critically important to the Company and its stockholders that the Company be able to attract and retain the most capable persons reasonably available to serve as officers of the Company;

WHEREAS, in recognition of the need for corporations to be able to induce capable and responsible persons to accept positions in corporate management, Delaware law authorizes (and in some instances requires) corporations to indemnify their directors and officers, and further authorizes corporations to purchase and maintain insurance for the benefit of their directors and officers;

WHEREAS, the number of lawsuits challenging the judgment and actions of officers of corporations, the costs of defending those lawsuits and the threat to officers’ personal assets have all materially increased over the past several years, chilling the willingness of capable persons to undertake the responsibilities imposed on corporate officers;

WHEREAS, recent federal legislation and rules adopted by the Securities and Exchange Commission have imposed additional disclosure and corporate governance obligations on officers of public companies and have exposed such officers to new and substantially broadened liabilities;

WHEREAS, Indemnitee is an officer of the Company and his or her willingness to serve in such capacity is predicated, in substantial part, upon the Company's willingness to indemnify him or her in accordance with the principles reflected above, to the fullest extent permitted by the laws of the state of Delaware, and upon the other undertakings set forth in this Agreement; and

WHEREAS, in recognition of the need to provide Indemnitee with substantial protection against personal liability, in order to procure Indemnitee's continued service as an officer of the Company and to enhance Indemnitee's ability to serve the Company in an effective manner, and in order to provide such protection pursuant to express contract rights (intended to be enforceable irrespective of, among other things, any amendment to the Company's certificate of incorporation or bylaws (collectively, the "Governance Documents"), any change in the composition of the Company's Board of Directors (the "Board") or any change-in-control or business combination transaction relating to the Company), the Company desires to provide in this Agreement for the indemnification of and the advancement of Expenses (as defined in Section 1.01(f)) to Indemnitee as set forth in this Agreement and for the continued coverage of Indemnitee under the Company's directors' and officers' liability insurance policies;

NOW, THEREFORE, in consideration of the promises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

AGREEMENT:

ARTICLE I

Section 1.01. Definitions.  In addition to terms defined elsewhere herein, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

(a) "Change in Control" means the occurrence of any of the following events:

(i) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty percent (30%) of either the then-outstanding shares of common stock of the Company ("Outstanding Common Stock") or the combined voting power of the Company's then outstanding securities ("Outstanding Company Voting Securities");

(ii) at any time during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (i), (iii), or (iv) of this subsection (a) or whose initial assumption of office occurred as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Company) whose election to the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each a “Business Combination”) unless, in each case, following such Business Combination (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including a corporation that, as a result of such Business Combination, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no person or entity (excluding (A) any entity resulting from such Business Combination or (B) any employee benefit plan (or related trust) of the Company or corporation resulting from such Business Combination) beneficially owns, directly or indirectly fifteen (15%) or more of either the then- outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to such Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(b) "Claim" means: (i) any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or proceeding, including any and all appeals, whether civil, criminal, administrative, arbitrative, investigative or other, whether formal or informal, and whether made pursuant to federal, state or other law; and (ii) any threatened, pending or completed inquiry or investigation, whether made, instituted or conducted by the Company or any other person, including any federal, state or other governmental entity, that Indemnitee determines might lead to the institution of any such claim, demand, action, suit or proceeding.  For purposes of this definition, the term "threatened" will be deemed to include Indemnitee's good faith belief that a claim or other assertion may lead to a Claim.

(c) "Controlled Affiliate" means any corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, that is directly or indirectly controlled by the Company. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity or enterprise, whether through the ownership of voting securities, through other voting rights, by contract or otherwise; provided that direct or indirect beneficial ownership of capital stock or other interests in an entity or enterprise entitling the holder to cast twenty percent (20%) or more of the total number of votes generally entitled to be cast in the election of directors (or persons performing comparable functions) of such entity or enterprise shall be deemed to constitute control for purposes of this definition.
(d) "Disinterested Director" means a director of the Company who is not and was not a party to the Claim in respect of which indemnification is sought by Indemnitee.
(e) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(f) "Expenses" means all attorney’s fees, disbursements and retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, fax transmission charges, secretarial services, delivery service fees and all other disbursements or expenses paid or incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, an Indemnifiable Claim, or in connection with seeking indemnification under this Agreement. Expenses will also include Expenses paid or incurred in connection with any appeal resulting from any Indemnifiable Claim, including the premium, security for and other costs relating to any appeal bond or its equivalent.  Expenses, however, will not include amounts paid in settlement by Indemnitee, the amount of judgments or fines against Indemnitee or any amounts payable by Indemnitee in connection with a disgorgement of profits pursuant to Section 16 of the Exchange Act or any amounts required to be disgorged pursuant to the Company’s clawback policy with respect to incentive compensation as in place from time to time.

(g) "Incumbent Directors" means the individuals who, as of the date hereof, are directors of the Company and any individual becoming a director subsequent to the date hereof whose election, nomination for election by the Company's stockholders, or appointment, was approved by a vote of at least two-thirds (2/3) of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided,  however, that an individual shall not be an Incumbent Director if such individual's election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

(h) "Indemnifiable Claim" means any Claim based upon, arising out of or resulting from: (i) any actual, alleged or suspected act or failure to act by Indemnitee in his or her capacity as a director, officer, employee or agent of the Company or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, as to which Indemnitee is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent, including any formal or informal actions related thereto; (ii) any actual, alleged or suspected act or failure to act by Indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of the Company or any other entity or enterprise referred to in clause (i) of this sentence, including any formal or informal actions related thereto; or (iii) Indemnitee's status as a current or former director, officer, employee or agent of the Company or as a current or former director, officer, employee, member, manager, trustee or agent of the Company or any other entity or enterprise referred to in clause (i) of this sentence or any actual, alleged or suspected act or failure to act by Indemnitee in connection with any obligation or restriction imposed upon Indemnitee by reason of such status, including formal or informal investigations related thereto. In addition to any service at the actual request of the Company, for purposes of this Agreement, Indemnitee shall be deemed to be serving or to have served at the request of the Company as a director, officer, employee, member, manager, trustee or agent of another entity or enterprise if Indemnitee is or was serving as a director, officer, employee, member, manager, trustee or agent of such entity or enterprise and (a) such entity or enterprise is or at the time of such service was a Controlled Affiliate, (b) such entity or enterprise is or at the time of such service was an employee benefit plan (or related trust) sponsored or maintained by the Company or a Controlled Affiliate or (c) the Company or a Controlled Affiliate directly or indirectly caused or authorized Indemnitee to be nominated, elected, appointed, designated, employed, engaged or selected to serve in such capacity.

(i) "Indemnifiable Losses" means any and all Losses relating to, arising out of or resulting from any Indemnifiable Claim.

(j) "Independent Counsel" means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company (or any Subsidiary), the Board (or any committee) or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements); or (ii) any other named (or, as to a threatened matter, reasonably likely to be named) party to the Indemnifiable Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Agreement.

(k) "Losses" means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other) and amounts paid in settlements, including all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing.

(l) "Subsidiary" means an entity in which the Company directly or indirectly beneficially owns fifty percent (50%) or more of the outstanding voting securities.

Section 1.02. Indemnification Obligation. Subject to Section 1.07, the Company shall indemnify, defend and hold harmless Indemnitee, to the fullest extent permitted or required by the Company's Governance Documents and the laws of the State of Delaware in effect on the date hereof or as the same may from time to time hereafter be amended, interpreted or replaced to increase the scope of such permitted indemnification, against any and all Indemnifiable Claims and Indemnifiable Losses; provided,  however, that, except as provided in Sections 1.04 and 1.23, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by Indemnitee against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Claim.

Section 1.03. Advancement of Expenses. Indemnitee shall have the right to advancement by the Company to the fullest extent permitted by the laws of the State of Delaware prior to the final disposition of any Indemnifiable Claim of any and all Expenses relating to, arising out of or resulting from any Indemnifiable Claim paid or incurred by Indemnitee. Indemnitee's right to such advancement is not subject to the satisfaction of any standard of conduct, and the Company shall not seek a “bar order” or similar order from any court of competent jurisdiction seeking to avoid advancement of expenses. Without limiting the generality or effect of the foregoing, within five (5) business days after any request by Indemnitee, the Company shall, in accordance with such request (but without duplication): (a) pay such Expenses on behalf of Indemnitee; (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses; or (c) reimburse Indemnitee for such Expenses; provided that Indemnitee shall repay, without interest any amounts actually advanced to Indemnitee that, at the final disposition of the Indemnifiable Claim to which the advance related, were in excess of amounts paid or payable by Indemnitee in respect of Expenses relating to, arising out of or resulting from such Indemnifiable Claim. In connection with any such payment, advancement or reimbursement, Indemnitee shall execute and deliver to the Company an undertaking, which need not be secured and shall be accepted without reference to Indemnitee's ability to repay the Expenses, by or on behalf of the Indemnitee, to repay any amounts paid, advanced or reimbursed by the Company of Expenses relating to, arising out of or resulting from any Indemnifiable Claim of which it shall have been determined, following the final disposition of such Indemnifiable Claim and in accordance with Section 1.07, that Indemnitee is not entitled to indemnification hereunder.

Section 1.04. Indemnification for Additional Expenses. Without limiting the generality or effect of the foregoing, the Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within five (5) business days of such request, any and all Expenses paid or incurred by Indemnitee or which Indemnitee determines are reasonably likely to be paid or incurred by Indemnitee in connection with any Claim made, instituted or conducted by Indemnitee for: (a) indemnification or reimbursement or advance payment of Expenses by the Company under any provision of this Agreement, or under any other agreement or provision of the Governance Documents now or hereafter in effect relating to Indemnifiable Claims; and/or (b) recovery under any directors' and officers' liability insurance policies maintained by the Company, regardless in each case of whether Indemnitee ultimately is determined to be entitled to such indemnification, reimbursement, advance or insurance recovery, as the case may be; provided,  however, that Indemnitee shall return, without interest, any such advance of Expenses (or portion thereof) that remains unspent at the final disposition of the Claim to which the advance related.

Section 1.05. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Indemnifiable Loss, but not for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

Section 1.06. Procedure for Notification. To obtain indemnification under this Agreement in respect of an Indemnifiable Claim or Indemnifiable Loss, Indemnitee shall submit to the Company a written request therefor, including a brief description (based upon information then available to Indemnitee) of such Indemnifiable Claim or Indemnifiable Loss. If, at the time of the receipt of such request, the Company has directors' and officers' liability insurance in effect under which coverage for such Indemnifiable Claim or Indemnifiable Loss is potentially available, the Company shall give prompt written notice of such Indemnifiable Claim or Indemnifiable Loss to the applicable insurers in accordance with the procedures set forth in the applicable policies. The Company shall provide to Indemnitee a copy of such notice delivered to the applicable insurers, and copies of all subsequent correspondence between the Company and such insurers regarding the Indemnifiable Claim or Indemnifiable Loss, in each case substantially concurrently with the delivery or receipt thereof by the Company. The failure by Indemnitee to timely notify the Company of any Indemnifiable Claim or Indemnifiable Loss shall not relieve the Company from any liability hereunder unless, and only to the extent that, the Company did not otherwise learn of such Indemnifiable Claim or Indemnifiable Loss and such failure results in forfeiture by the Company of substantial defenses, rights or insurance coverage.

Section 1.07. Determination of Right to Indemnification.

(a) To the extent that Indemnitee shall have been successful on the merits or otherwise in defense of any Indemnifiable Claim or any portion thereof or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim in accordance with Section 1.02 and no Standard of Conduct Determination (as defined in Section 1.07(b)) shall be required.

(b) To the extent that the provisions of Section 1.07(a) are inapplicable to an Indemnifiable Claim that shall have been finally disposed of, any determination of whether Indemnitee has satisfied any applicable standard of conduct under Delaware law that is a legally required condition precedent to indemnification of Indemnitee hereunder against Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim (a "Standard of Conduct Determination") shall be made as follows: (i) if a Change in Control shall not have occurred, or if a Change in Control shall have occurred but Indemnitee shall have requested that the Standard of Conduct Determination be made pursuant to this clause (i), (A) by a majority vote of the Disinterested Directors, even if less than a quorum of the Board, (B) if such Disinterested Directors so direct, by a majority vote of a committee of Disinterested Directors designated by a majority vote of all Disinterested Directors, or (C) if there are no such Disinterested Directors, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee; and (ii) if a Change in Control shall have occurred and Indemnitee shall not have requested that the Standard of Conduct Determination be made pursuant to clause (i), by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee. Indemnitee will cooperate with the person or persons making such Standard of Conduct Determination, including providing to such person or persons, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. The Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within five (5) business days of such request, any and all costs and expenses (including attorneys' and experts' fees and expenses) incurred by Indemnitee in so cooperating with the person or persons making such Standard of Conduct Determination.  The person, persons or entity chosen to make the Standard of Conduct Determination will act reasonably and in good faith in making such determination.

(c) The Company shall use its reasonable best efforts to cause any Standard of Conduct Determination required under Section 1.07(b) to be made as promptly as practicable. If (i) the person or persons empowered or selected under Section 1.07 to make the Standard of Conduct Determination shall not have made a determination within thirty (30) days after the later of (A) receipt by the Company of written notice from Indemnitee advising the Company of the final disposition of the applicable Indemnifiable Claim (the date of such receipt being the "Notification Date") and (B) the selection of an Independent Counsel, if such determination is to be made by Independent Counsel, that is permitted under the provisions of Section 1.07(e) to make such determination and (ii) Indemnitee shall have fulfilled his or her obligations set forth in the second sentence of Section 1.07(b), then Indemnitee shall be deemed to have satisfied the applicable standard of conduct; provided that such 30-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person or persons making such determination in good faith requires such additional time for the obtaining or evaluation or documentation and/or information relating thereto.

(d) If (i) Indemnitee shall be entitled to indemnification hereunder against any Indemnifiable Losses pursuant to Section 1.07(a), (ii) no determination of whether Indemnitee has satisfied any applicable standard of conduct under Delaware law is a legally required condition precedent to indemnification of Indemnitee hereunder against any Indemnifiable Losses, or (iii) Indemnitee has been determined or deemed pursuant to Section 1.07(b) or (c) to have satisfied any applicable standard of conduct under Delaware law which is a legally required condition precedent to indemnification of Indemnitee hereunder against any Indemnifiable Losses, then the Company shall pay to Indemnitee, within five (5) business days after the later of (x) the Notification Date in respect of the Indemnifiable Claim or portion thereof to which such Indemnifiable Losses are related, out of which such Indemnifiable Losses arose or from which such Indemnifiable Losses resulted and (y) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) above shall have been satisfied, an amount equal to the amount of such Indemnifiable Losses.

(e) If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 1.07(b)(i), the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected. If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 1.07(b)(ii), the Independent Counsel shall be selected by Indemnitee, and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either case, Indemnitee or the Company, as applicable, may, within ten (10) business days after receiving written notice of selection from the other, deliver to the other a written objection to such selection; provided,  however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of "Independent Counsel" in Section 1.01(j), and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person or firm so selected shall act as Independent Counsel. If such written objection is properly and timely made and substantiated, (i) the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit and (ii) the non-objecting party may, at its option, select an alternative Independent Counsel and give written notice to the other party advising such other party of the identity of the alternative Independent Counsel so selected, in which case the provisions of the two immediately preceding sentences and clause (i) of this sentence shall apply to such subsequent selection and notice. If applicable, the provisions of clause (ii) of the immediately preceding sentence shall apply to successive alternative selections. If no Independent Counsel that is permitted under the foregoing provisions of this Section 1.07(e) to make the Standard of Conduct Determination shall have been selected within thirty (30) days after the Company gives its initial notice pursuant to the first sentence of this Section 1.07(e) or Indemnitee gives its initial notice pursuant to the second sentence of this Section 1.07(e), as the case may be, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other's selection of Independent Counsel and/or for the appointment as Independent Counsel of a person or firm selected by the Court or by such other person as the Court shall designate, and the person or firm with respect to whom all objections are so resolved or the person or firm so appointed will act as Independent Counsel. In all events, the Company shall pay all of the reasonable fees and expenses of the Independent Counsel incurred in connection with the Independent Counsel's determination pursuant to Section 1.07(b).

Section 1.08. Presumption of Entitlement. In making any Standard of Conduct Determination, the person or persons making such determination shall presume that Indemnitee has satisfied the applicable standard of conduct, and the Company may overcome such presumption only by its obtaining clear and convincing evidence to the contrary. Any Standard of Conduct Determination that is adverse to Indemnitee may be challenged by the Indemnitee in the Court of Chancery of the State of Delaware or other court of competent jurisdiction.  Neither the failure of any person, persons or entity chosen to make a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief to make such determination, nor an actual determination by such person, persons or entity that Indemnitee has not met such standard of conduct or did not have such belief, prior to or after the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under this Agreement under applicable law, will be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.

Section 1.09. No Other Presumption. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any applicable standard of conduct or that indemnification hereunder is otherwise not permitted.  In the event that any Indemnifiable Claim to which Indemnitee is a party is resolved in any manner other than by final adverse judgment (as to which all rights of appeal therefrom have been exhausted or lapsed) against Indemnitee (including, without limitation, settlement of such Indemnifiable Claim with or without payment of money or other consideration) it will be presumed that Indemnitee has been successful on the merits or otherwise in such Indemnifiable Claim. Anyone seeking to overcome this presumption will have the burden of proof and the burden of persuasion, by clear and convincing evidence.

Section 1.10. Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under the Governance Documents, or the substantive laws of the Company's jurisdiction of incorporation, any other contract or otherwise (collectively, "Other Indemnity Provisions"); provided,  however, that (a) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will be deemed to have such greater right hereunder and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the date hereof, Indemnitee will be deemed to have such greater right hereunder. The Company will not adopt any amendment to any of the Governance Documents the effect of which would be to deny, diminish or encumber Indemnitee's right to indemnification under this Agreement or any Other Indemnity Provision.

Section 1.11. Liability Insurance and Funding. For the duration of Indemnitee's service as a director and/or officer of the Company, and thereafter for so long as Indemnitee shall be subject to any pending or possible Indemnifiable Claim, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors' and officers' liability insurance providing coverage for directors and/or officers of the Company that is at least substantially comparable in scope and amount to that provided by the Company's current policies of directors' and officers' liability insurance. The Company shall provide Indemnitee with a copy of all directors' and officers' liability insurance applications, binders, policies, declarations, endorsements and other related materials, and shall provide Indemnitee with a reasonable opportunity to review and comment on the same. Without limiting the generality or effect of the two immediately preceding sentences, the Company shall not discontinue or significantly reduce the scope or amount of coverage from one policy period to the next: (i) without the prior approval thereof by a majority vote of the Incumbent Directors, even if less than a quorum; or (ii) if at the time that any such discontinuation or significant reduction in the scope or amount of coverage is proposed there are no Incumbent Directors, without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld or delayed). In all policies of directors' and officers' liability insurance obtained by the Company, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Company's directors and officers most favorably insured by such policy. Such policy shall require the Company to obtain a six-year “tail” policy in the event of a Change in Control described in subsection (iii) of the definition thereof.  The Company may, but shall not be required to, create a trust fund, grant a security interest or use other means, including without limitation a letter of credit, to ensure the payment of such amounts as may be necessary to satisfy its obligations to indemnify and advance expenses pursuant to this Agreement.

Section 1.12. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the related rights of recovery of Indemnitee against other persons or entities (other than Indemnitee's successors), including any entity or enterprise referred to in clause (i) of the definition of "Indemnifiable Claim" in Section 1.01(h). Indemnitee shall execute all papers reasonably required to evidence such rights (all of Indemnitee's reasonable Expenses, including attorneys' fees and charges, related thereto to be reimbursed by or, at the option of Indemnitee, advanced by the Company).

Section 1.13. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Indemnifiable Losses to the extent Indemnitee has otherwise actually received payment (net of any unreimbursed Expenses of the Indemnitee incurred in connection therewith) under any insurance policy, the Governance Documents and Other Indemnity Provisions or otherwise (including from any entity or enterprise referred to in clause (i) of the definition of "Indemnifiable Claim" in Section 1.01(h)) in respect of such Indemnifiable Losses otherwise indemnifiable hereunder.  This Section shall not apply to any individual policies that may be maintained by Indemnitee.

Section 1.14. Defense of Claims. The Company shall be entitled to participate in the defense of any Indemnifiable Claim or to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee; provided that if Indemnitee believes, after consultation with counsel selected by Indemnitee, that: (a) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict; (b) the named parties in any such Indemnifiable Claim (including any impleaded parties) include both the Company and Indemnitee and Indemnitee shall conclude that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company; or (c) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Indemnifiable Claim) at the Company's expense. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Indemnifiable Claim effected without the Company's prior written consent. The Company shall not, without the prior written consent of the Indemnitee, effect any settlement of any threatened or pending Indemnifiable Claim to which the Indemnitee is, or could have been, a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of the Indemnitee from all liability on any claims that are the subject matter of such Indemnifiable Claim. Neither the Company nor Indemnitee shall unreasonably withhold its consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.  Notwithstanding the foregoing, the Company will not be entitled to assume the defense of any Indemnifiable Claim as to which Indemnitee has reasonably made the conclusion provided for in Section 1.14(b).

Section 1.15. Action by Indemnitee.  In the event that (i) a determination is made pursuant to this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) an advancement of Expenses is not timely made pursuant to this Agreement, (iii) no determination of entitlement to indemnification is made within the applicable time periods specified in this Agreement or (iv) payment of indemnified amounts is not made within the applicable time periods specified herein, Indemnitee will be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his or her entitlement to such indemnification or payment of the advancement of Expenses. Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The provisions of Delaware law (without regard to its conflict of laws rules) will apply to any such arbitration. The Company will not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

Section 1.16. Company Bears Expenses if Indemnitee Seeks Adjudication.  In the event that Indemnitee, pursuant to Section 1.15, seeks a judicial adjudication or arbitration of his or her rights to indemnification under, or to recover damages for breach of, this Agreement, any other agreement for indemnification, the indemnification or advancement of expenses provisions in the Governance Documents, payment of Expenses in advance or contribution hereunder or to recover under any director and officer liability insurance policies maintained by the Company, the Company will, if Indemnitee ultimately is determined to be entitled to such indemnification, payment of Expenses in advance or contribution or insurance recovery to the fullest extent permitted by law, indemnify and hold harmless Indemnitee against any and all Expenses that are paid or incurred by Indemnitee in connection with such judicial adjudication or arbitration.

Section 1.17. Company Bound by Provisions of this Agreement.  The Company will be precluded from asserting in any judicial or arbitration proceeding commenced pursuant to Section 1.15 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and will stipulate in any such judicial or arbitration proceeding that the Company is bound by all the provisions of this Agreement.

Section 1.18. Successors and Binding Agreement.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Indemnitee and his or her counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Company" for purposes of this Agreement), but shall not otherwise be assignable or delegatable by the Company.

(b)This Agreement shall inure to the benefit of and be enforceable by the Indemnitee's personal or legal representatives, executors, administrators, heirs, distributees, legatees and other successors.

(c)This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 1.18(a) and (b). Without limiting the generality or effect of the foregoing, Indemnitee's right to receive payments hereunder shall not be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Indemnitee's will or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 1.18(c), the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

Section 1.19. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid or one (1) business day after having been sent for next-day delivery by a nationally recognized overnight courier service, addressed to the Company (to the attention of the Secretary of the Company) and to Indemnitee at the applicable address shown below, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

If to the Company:	Haynes International, Inc.
1020 West Park Avenue
P.O. Box 9013
Kokomo, Indiana 46904-9015
Attn: V.P.-General Counsel/Corporate Secretary
Tel.: (765) 456-6012
Fax: (765) 456-6905

If to Indemnitee:	Tel.:_________________

Section 1.20. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the Chancery Court of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the Chancery Court of the State of Delaware.

Section 1.21. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent, and only to the extent, necessary to make it enforceable, valid or legal. In the event that any court or other adjudicative body shall decline to reform any provision of this Agreement held to be invalid, unenforceable or otherwise illegal as contemplated by the immediately preceding sentence, the parties hereto shall take all such action as may be necessary or appropriate to replace the provision so held to be invalid, unenforceable or otherwise illegal with one or more alternative provisions that effectuate the purpose and intent of the original provisions of this Agreement as fully as possible without being invalid, unenforceable or otherwise illegal.

Section 1.22. Miscellaneous. No provision of this Agreement may be waived, modified, amended or discharged unless such waiver, modification, amendment or discharge is agreed to in writing signed by Indemnitee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

Section 1.23. Legal Fees and Expenses. It is the intent of the Company that Indemnitee not be required to incur legal fees and or other Expenses associated with the interpretation, exercise, enforcement or defense of Indemnitee's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Indemnitee hereunder. Accordingly, without limiting the generality or effect of any other provision hereof, the Company irrevocably authorizes the Indemnitee from time to time to retain counsel of Indemnitee's choice, at the expense of the Company as hereafter provided, to advise and represent Indemnitee in connection with any such interpretation, exercise, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Indemnitee's entering into an attorney-client relationship with such counsel, and in that connection the Company and Indemnitee agree that a confidential relationship shall exist between Indemnitee and such counsel. Without respect to whether Indemnitee prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by Indemnitee in connection with any of the foregoing.

Section 1.24. Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question on intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The word "including" shall mean including without limitation.  Any reference to the singular in this Agreement shall also include the plural and vice versa.  The word "knowledge" shall mean knowledge obtained or obtainable after due inquiry and reasonable investigation.

Section 1.25. Headings.  The headings of the sections of this Agreement are inserted solely for convenience of reference and shall not be deemed to affect the meaning or interpretation of this Agreement.

Section 1.26. Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed to be an original but both of which together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Indemnitee has executed and the Company has caused its duly authorized representative to execute this Agreement as of the date first above written.

HAYNES INTERNATIONAL, INC.

By:
Name:	Michael L. Shor
Title:	President and Chief Executive Officer

"INDEMNITEE"

INDEMNITEE